EXHIBIT 10.19.3
AMENDMENT NO.3 TO THE AMENDED AND RESTATED WHOLESALE FINANCING PLAN

This Amendment No. 3 to the Amended and Restated Wholesale Financing Plan (the “Amendment”) is entered into effective as of April 1, 2016 by and between Titan Machinery, Inc., (“Debtor”) and DLL Finance LLC (f.k.a. Agricredit Acceptance LLC) (“Secured Party”) (each a “Party” and collectively the “Parties”).
Debtor and Agricredit Acceptance LLC, as predecessor in interest to Secured Party, entered into the Amended and Restated Wholesale Financing Plan dated October 31, 2013, as amended by Amendment No. 1 to the Amended and Restated Wholesale Financing Plan dated April 1, 2015 and Amendment No. 2 to the Amended and Restated Wholesale Financing Plan dated September 1, 2015 (as amended, the “Agreement”), and Debtor and Secured Party now desire to further amend the Agreement as set forth below.

NOW THEREFORE, INTENDING TO BE LEGALLY BOUND, and in consideration of the mutual covenants and agreements contained herein, the Parties agree as follows:

1.
Integration. Except as amended herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall prevail. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

2.	Amendment. The Agreement shall be amended as follows:

a.
The Total Amount of Uncommitted Credit Facility at Approval, as indicated on the first page of the Agreement, shall be deleted and replaced with One Hundred Ten Million Dollars ($110,000,000.00). Debtor waives receipt of written notice from Secured Party regarding the foregoing.

b.	The first phrase prior to (a) in the first sentence of Section 6 titled “Payment Terms” is hereby deleted in its entirety and replaced with the following:
“The Debtor promises to pay to the order of Secured Party all Obligations including all principal, interest and other charges related to financed New Inventory or Used Inventory items on the earlier of (x) ten (10) Business Days from the date of sale, lease, or other disposition; (y) acceleration; or (z) as follows:”

c.	Subsection (b)(1), titled “Standard Rate” of Section 6 titled “Payment Terms” is hereby deleted in its entirety and replaced with the following:

1.
Standard Rate. All accrued and unpaid interest is due and payable on the 25th of each month according to the following schedule: Unless otherwise announced by Secured Party, interest will accrue on the principal balance of all outstanding balances due hereunder from the date of the Dealer Wholesale Funding Request applicable to such Inventory and shall thereafter accrue on the unpaid balance at an annual rate (the “Standard Rate”), which for any particular month, shall be equal to the “LIBOR Rate” in effect for the first day of such month, plus:

a.	If the average daily outstanding principal balance for the prior month is less than $35,000,000, then 4.44%;

b.	If the average daily outstanding principal balance for the prior month is equal to $35,000,000 but less than $55,000,000, then 4.19%; or

c.	If the average daily outstanding principal balance for the prior month is equal to or more than $55,000,000, then 3.94%.

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The Standard Rate above does not include the additional 1.00% charged to fund the marketing pool as described in Section 9. The average daily outstanding principal balance is calculated by dividing the sum of the end of the day balances during the month by the number of days in the month, all as determined by Secured Party. For the avoidance of doubt, the calculation of average daily outstanding principal balance shall exclude all vendor program lines by which Secured Party finances Debtor’s acquisition of inventory under the terms of program agreements between such vendors and Secured Party.

Secured Party reserves the right to adjust the interest rate upon notice to Debtor, including, without limitation, in the event the use of the LIBOR Rate is suspended as provided herein. In addition, on the 25th (or next Business Day thereafter) of the last month of each calendar quarter, Secured Party shall calculate the difference between the “30 Day” LIBOR Rate and “90 Day” LIBOR Rate. If the change in such difference from the prior measurement is equal to or exceeds 5 basis points (0.05%), then the Standard Rate shall automatically be increased or decreased, as applicable, by such amount (the “Quarterly Adjustment”).

For purposes of illustration only:

•
If on March 25 the LIBOR Rate is 0.50% and the 90 day LIBOR Rate is 0.70%, that is a difference of 0.20%. If on the next date of measurement, June 25, the LIBOR Rate is 0.50% and the 90 day LIBOR Rate is 0.80%, that is a difference of 0.30%. Therefore, the change in such difference between the dates of measurement is equal to a 0.10% increase and the Quarterly Adjustment shall be an increase of 0.10% and the resulting Standard Rate for the following calendar quarter shall be the LIBOR Rate plus, depending on then applicable average outstanding principal balance for the prior month as set forth in paragraphs (a) through (c) of this subsection above, 4.54%, 4.29%, or 4.04%.

•
In contrast, if on March 25 the LIBOR Rate is 0.50% and the 90 day LIBOR Rate is 0.70%, that is a difference of 0.20%. If on the next date of measurement, June 25, the LIBOR Rate is 0.60% and the 90 day LIBOR Rate is 0.70%, that is a difference of 0.10%. Therefore, the change in such difference between the dates of measurement is equal to a 0.10% decrease and the Quarterly Adjustment shall be a decrease of 0.10% and the resulting Standard Rate for the following calendar quarter shall be the LIBOR Rate plus, depending on then applicable average outstanding principal balance for the prior month as set forth in paragraphs (a) through (c) of this subsection above, 4.34%, 4.09%, or 3.84%.

•
Finally, if on March 25 the LIBOR Rate is 0.50% and the 90 day LIBOR Rate is 0.60%, and on June 25 the LIBOR Rate is 0.60% and the 90 day LIBOR Rate is 0.70%, then there was no change in the difference from the prior measurement and there shall be no Quarterly Adjustment.

As used herein, the LIBOR Rate for any particular month means the highest per annum rate of interest described as the “30 Day” or “One month”, “London interbank offered rate” as published in the “Money Rates” section of the Wall Street Journal - Central Edition or its successor, in effect on the 25th day of the previous calendar month (if it is a Business Day, if not the next Business Day), which rate shall apply throughout the applicable calendar month. For example, if on July 25th (assuming it is a Business Day), the LIBOR Rate is 3%, 3% will be used as the LIBOR Rate for the entire month of August. Secured Party may, but shall not be obligated to, make a change from the “30 Day” LIBOR Rate to the “90 Day” or “Three Month” LIBOR Rate and vice versa upon sixty (60) days prior written notice from Debtor requesting such change. In the event of a change that results in the utilization of the “90 Day” LIBOR Rate to calculate the Standard Rate, the Quarterly Adjustment shall not apply.

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d.	Exhibit A defined in the Agreement as the “Terms Schedule” is hereby deleted in its entirety and replaced with Exhibit A attached hereto and incorporated by reference.

3.
Miscellaneous. This Amendment may be executed in counterparts, including facsimile counterparts, each of which will constitute an original, but which collectively will form one and the same instrument. This Amendment constitutes the final agreement between the Parties and is the exclusive expression of the Parties’ agreement on the matters contained herein. All earlier and contemporaneous negotiations and agreements between the Parties on the matters contained herein are expressly merged into and superseded by this Amendment. Any modification or additions to the terms of this Amendment must be in a written agreement identified as an amendment and executed by both Parties.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have executed this Amendment effective as of the date set forth above.
Titan Machinery, Inc.		DLL Finance LLC At: 8001 Birchwood Court, Johnston, IA 50131
Debtor
/s/ Ted O. Christianson, Treasurer		/s/ Todd R. Cate, VP Operations
Authorized Signature		Authorized Signature
Ted O. Christianson	4/6/2016	Todd R. Cate 4/6/16
Print Name & Title	Date	Print Name & Title	Date

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EXHIBIT A

Wholesale Advance Rates and Curtailment Rates on Eligible Inventory
(“Terms Schedule”)
Titan Wholesale Advance Rates

Equipment Age	Type	Advance Rate
0 – 12 Months	New	90%
13 – 24 Months	New (<25 hours)	80%
13 – 24 Months	Used (>25 hours)	80%
25 – 36 Months	Used	70%
37 – 48 Months	Used	60%
49 – 84 Months	Used	50%
84+ Months	Used	0%

Titan Curtailment Payment Schedule

Start Period	Payment Date	Payment %
Funding Date	9 Months	5%
Funding Date	12 Months	5%
Funding Date	15 Months	5%
Funding Date	18 Months	10%
Funding Date	21 Months	10%
Funding Date	24 Months	DIF

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